UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 12, 2005

Graham Corporation

(Exact name of Registrant as specified in its charter)

Delaware	1-8462	16-1194720

(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

20 Florence Avenue, Batavia, New York 14020	14020

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (585) 343-2216

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
Item 9.01. Financial Statements and Exhibits
SIGNATURES
EX-4.1 Credit Facility Agreement

Item 1.01. Entry into a Material Definitive Agreement.

     On July 12, 2005, Graham Corporation (the “Company”) entered into a three year revolving Amended and Restated Credit Facility Agreement (the “Credit Facility Agreement”) with Bank of America, N.A. (“Bank of America”). The Credit Facility Agreement provides for revolving borrowings of up to $13,000,000, and includes a letter of credit sub-limit of up to $8,000,000. Under the Credit Facility Agreement, interest is determined in accordance with a performance based grid and ranges from either (i) Bank of America’s prime rate minus .25 percent to Bank of America’s prime rate minus one percent or (ii) LIBOR plus two percent to LIBOR plus one percent. The Company has the option to determine whether interest is based on Bank of America’s prime rate or the LIBOR rate. The Company also has the option of repaying any balance due, at the end of the revolving period, pursuant to a two year term note. The Credit Facility Agreement contains customary representations, warranties and covenants. In connection with the Credit Facility Agreement, the Company has granted Bank of America a security interest in all the Company’s personal property. The Credit Facility Agreement replaces in its entirety that certain Amended and Restated Credit Facility Agreement dated November 3, 1999 with Fleet National Bank, predecessor of Bank of America.

     The Company entered into the Credit Facility Agreement in order to meet the anticipated increase in its future orders. A copy of the Credit Facility Agreement is attached to this report as Exhibit 4.1.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits. The following is attached as an exhibit to this Form 8-K:

Exhibit No.	Description

4.1	Amended and Restated Credit Facility Agreement between Graham Corporation and Bank of America, N.A. dated as of July 12, 2005 (includes form of Amended and Restated Revolving Line Note).

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Graham Corporation

Date: July 13, 2005	By:	/s/ J. Ronald Hansen

J. Ronald Hansen
Vice President – Finance & Administration and
Chief Financial Officer